Exhibit 10.9



			      Amendment No. 1 to Employment Agreement


	This Amendment No. 1, dated as of December 9, 1996, amends the Employment Agreement ("the Employment Agreement") made and entered into as of the 5th day of September, 1989, by and between Scan-Optics, Inc., a Delaware corporation with its principal office in East Hartford, Connecticut (the "Corporation"), and Richard I. Tanaka (the "Executive").

	WHEREAS, the Corporation and the Executive desire to effect a management transition whereby the Executive will phase out of his executive positions with the Corporation;

	WHEREAS, the intent of the Corporation and the Executive in entering into this Amendment No. 1 is to help assure that the objectives of that management transition are met by removing uncertainties on timing, by providing a climate where the focus of both parties is on mutually held objectives, and by minimizing conflicts in objectives between the parties;

	NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

	1. The Executive will cease to be the Chief Executive Officer of the Corporation no later than December 31, 1996.

	2. The Executive will continue as Chairman of the Board of Directors until the 1997 Annual Meeting of the stockholders of the Corporation. His focus until that date will be on (1) the long range strategic plan of the Corporation, (2) providing assistance to the Chief Executive Officer in developing the theme, words and visuals related to the 1996 Annual Report, and
	       (3) developing the best strategy and tactics possible, so as to sign or have a letter of intent signed, on future VSOP orders and the further national health contract related to additional Japanese healthcare Scan-Optics systems.

	3. For 12 months after the 1997 Annual Meeting of Stockholders, the Executive will continue as an executive employee of the Corporation. He will not have specific assigned duties but will be available to assist and consult with the Corporation on specific issues related to customers and products. These issues may include, but are not limited to, product direction, the international market, and relationships with distributors and customers as related to the Japanese market.

	4. The Executive will remain an executive employee and retain all of the benefits of full-time employment during that 12-month period. The Executive's salary and benefits will remain in effect during that period and will not be less than at the levels existing on the date of this Amendment No. 1 (except that the Corporation may make changes in benefit plans applying to the Executive and other employees as long as the Executive continues to be treated fairly in relation to the other participating employees), and the Executive's stock options will remain in place during that period and thereafter in accordance with their terms.

	5. The Corporation and the Executive agree that (a) the Executive will not be entitled to any severance pay or continued participation in the Corporation's health and disability insurance plans or the continuation of any other benefits, compensation or remuneration following or as the result of the termination of his employment with the Corporation at the end of that 12-month period; that (b) the payments and other benefits provided for him in this Amendment No. 1 are in lieu of the severance pay and the continuation of participation in health and disability insurance plans provided for in Section 11(g) of the Employment Agreement; and (c) that the provisions of Section 11(d) of this Agreement will not apply to or be activated by the changes in the Executive's job responsibilities contemplated by or resulting from this Amendment No. 1.

	6. Except as specifically amended by this Amendment No. 1, the provisions of the Employment Agreement shall remain in full force and effect.

	IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.

				       SCAN-OPTICS, INC.


				       By /s/ E. Bulkeley Griswold
					  Name: E. Bulkeley Griswold
					  Title: Chairman of the Stock Options
						 and Executive Compensation
						 Committee


					 /s/ Richard I. Tanaka
					 Richard I. Tanaka

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